Exhibit 16

November 4, 2011

United States Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC  20549

Re:  Cascade Bancorp

We have a received a copy of, and are in agreement with, the statements being made by Cascade Bancorp in Item 4.01 of its Form 8-K dated November 4, 2011, captioned "Change in Registrant's Certifying Accountant," as it relates to our firm.

Sincerely,

/s/ Delap LLP

Lake Oswego, Oregon